EXHIBIT 99.1

For more information, please contact:
Bill Davis, Perficient, 314-529-3555
bill.davis@perficient.com

PERFICIENT ACQUIRES MARKET STREET SOLUTIONS

SAINT LOUIS, MO (Sept. 18, 2015) – Perficient, Inc. (NASDAQ: PRFT) ("Perficient"), a leading information technology and management consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced it has acquired Market Street Solutions, Inc. ("Market Street"), a $10 million annual services and software revenue IT consulting firm specializing in the development, implementation, integration and support of big data, analytics and financial performance management solutions.

The acquisition is expected to be accretive to adjusted earnings per share immediately.

"We are excited to strengthen our analytics capabilities with this small yet strategic acquisition," said Jeffrey Davis, Perficient's chief executive officer and president. "Market Street's reputation, customer-centric mentality, and solid client roster ensures a strong cultural fit and compelling opportunities for accelerated growth moving forward."

The acquisition of Market Street:

•	Enhances and expands Perficient's IBM analytics capabilities;

•	Increases Perficient's geographic footprint, adding a U.S. market location in Tennessee and a strong southeastern U.S. presence;

•	Adds approximately 30 consulting, technology, sales and support professionals; and

•
Adds client relationships with enterprise customers including Cigna-Healthspring, Cracker Barrel, Diversicare Healthcare Services, Electric Power Board, LifePoint Health, North Highland, Pilot Travel Centers, Protective Life Insurance Corporation, TeamHealth and Varsity Brands.

Market Street's Chief Executive Officer Jeff Wade joins Perficient in a key leadership role.

"Perficient is widely-regarded as one of the finest and most capable IBM business partners in North America," said Wade. "We're thrilled to join a firm with a reputation for excellence and a distinguished track record of delivering outstanding digital experience, business optimization and industry solutions to the world's leading enterprises."

Total consideration to be paid at closing will be approximately $5.3 million, consisting of approximately $4.1 million in cash and approximately $1.2 million in Perficient common stock (based on the average closing price of Perficient's common stock on the NASDAQ Global Select Market for the 30 trading days immediately preceding the closing date per the terms of the purchase agreement). The purchase price is subject to a net working capital adjustment and earnings-based contingent consideration of up to approximately $1.2 million, payable in cash.

Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of M&A Securities Group, Inc.

About Perficient
Perficient is a leading information technology and management consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient delivers digital experience, business optimization and industry solutions that enable clients to improve productivity and competitiveness; strengthen relationships with customers, suppliers and partners; and reduce costs. Perficient's professionals serve clients from locations across North America and offshore facilities in Europe, India and China. Traded on the Nasdaq Global Select Market, Perficient is a member of the Russell 2000 index and the S&P SmallCap 600 index. Perficient is an award-winning Premier Level IBM business partner, a Microsoft National Solution Provider and Gold Certified Partner, an Oracle Platinum Partner, and a Platinum Salesforce Cloud Alliance Partner. For more information, visit www.perficient.com.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2015. Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on management's current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2014.